Exhibit 99.2

FIRST AMENDMENT

TO

MONOTYPE IMAGING HOLDINGS INC.

2010 INDUCEMENT STOCK PLAN

A.	The Monotype Imaging Holdings Inc. 2010 Inducement Stock Plan (the “Plan”) is hereby amended by deleting the first sentence of Section 3(a) and substituting therefore the following:

“The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 1,700,000 shares, subject to adjustment as provided in Section 3(b).”

B.	The effective date of this First Amendment shall be July 26, 2016.

C.	Except as amended herein, the Plan is confirmed in all other respects.